Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos. 333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424, 333-124471, 333-141491, 333-142584, 333-153598 and  333-164408) and (ii) Form S-8 (Nos. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated April 30, 2010 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in this Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated April 30, 2010.

PricewaterhouseCoopers LLP

Houston, Texas
April 30, 2010